Exhibit 4.7

English Summary of the Office and Parking Space Lease Agreement dated as of December 17, 2007 by and between Industrial Buildings Corporation Ltd. (the “Landlord”) and Kornit Digital Ltd. (the “Company”) (the “Original Lease Agreement”), as amended by those certain (i) Addendum dated 2007 (the “First Parking Space Addendum”), (ii) Addendum to Lease Agreement dated 2007 (the “Second Parking Space Addendum”), (iii) Addendum to Lease Agreement dated March 12, 2012 (the “First Addendum”), (iv) Addendum to Lease Agreement dated 2012 (the “Third Parking Space Addendum”), (v) Addendum to Lease Agreement dated December 16, 2012 (the “Second Addendum”), (vi) Addendum to Lease Agreement dated May 20, 2013 (the “Third Addendum”), (vii) Addendum to Lease Agreement dated January 12, 2014 (the “Fourth Addendum”), (viii) the Addendum to Lease Agreement dated January 12, 2014 (the “Fifth Addendum”), (ix) the Addendum to Lease Agreement dated December 27, 2015 (the “Sixth Addendum”), (x) the Addendum to Lease Agreement dated December 28, 2015 (the “Seventh Addendum”), (xi) the Addendum to the Lease Agreement dated October 17, 2017 (the “Eighth Addendum”), (xii) the Addendum dated February 21, 2018 (the “Ninth Addendum”), (xiii) an Addendum to the Lease Agreement dated April 23, 2018 (the “Tenth Addendum”) and (xiv) Addendum to the Lease Agreement dated January 3, 2019 (the “Eleventh Addendum”) (collectively, the “Lease Agreement”).

●	Subject Matter of the Lease Agreement: Unprotected lease of spaces on the ground floor and on the first floor of the building described in the Lease Agreement located at 10 and 12 Ha’Amal Street, Rosh Ha’Ayin, Israel that will be used by the Company for offices and parking spaces.

●	Term of Lease Agreement:

○	The term of the Original Lease was eight (8) years commencing on the delivery date (the “Original Lease Period”). The Company had the right to terminate the lease as of the end of the fifth year of the Original Lease Period, subject to six months prior written notice, provided that the Company pays a one-time special early termination payment (the “Special Payment”) equal to the balance of the rest of the Improvement Amount (as defined below) per square meter multiplied by two times the number of remaining months for which the Company is required to pay rental fees.

○	As of the end of the third year of the Original Lease Period, the Company has the right to sub-lease the premises to a substitute tenant, subject to the Landlord’s prior written consent (not to be unreasonably withheld).

○	Estimated delivery date was to be May 10, 2008, but delivery occurred in August 2008.

○	The term of the Original Lease Period expires on August 31, 2016 and the term of the period with respect to all of the addenda is also August 31, 2016.

○	Pursuant to the Sixth Addendum, the Original Lease Period was extended to December 31, 2020. Unless one party notifies the other at least 180 prior to the end of the Original Lease Period, the Lease Agreement shall be automatically extended for an additional term of five (5) years (the “Optional Lease Period”).

●	Premises Covered by the Lease Agreement:

○	As set forth in Exhibit A, beginning on the date of the Original Lease Agreement and over the period of the remaining addenda forming the Lease Agreement, the Company leased a total of 3,661 square meters.

○

Pursuant to the Seventh Addendum, the Company leased an additional 2,918 square meters (the “Additional Property”).

Pursuant to the Eighth Addendum, the Company and the Landlord reached an agreement with respect to the actual square meters leased by the Company pursuant to a measurement the Landlord conducted. According to the Eighth Addendum the Company leases 7,605 square meters. The Company was required to pay a one-time lump sum of NIS 482,351 for the excess premises.

○	Pursuant to the Ninth Addendum, the Company leased additional 25.2 square meters (the “New Property”).

○	The Company originally leased ninety-eight (98) parking spaces, and currently leases one hundred and eighty four (184) parking spaces.

●	Right Of First Refusal:

○	If the Landlord decides to lease additional spaces in the building, the Company will be given the right of first refusal regarding parts of those additional spaces as listed below:

■	Out of the spaces that will be offered for lease on the ground floor – the Company will be given the right of first refusal with respect to space of at least 500 square meters which are adjacent to the Property. Out of the spaces that will be offered for lease in the first floor – the Company will be given the right of first refusal with respect to space of at least 800 square meters which adjacent to the Property.

■	In accordance with the Seventh Addendum, out of spaces that will be offered for lease on the second floor, the Company will be given the right of first refusal with respect to space of at least 500 square meters which are adjacent to a specific portion of the Additional Property.

○	This right of first refusal will not be transferred to a substitute tenant if there will be such will be in the future under a sublease or transfer of the lease.

●	Rental Fees:

○	Under Appendix B to the Original Lease Agreement, which set the basic rental fees mechanism, the Company was to pay, at the first day of each month the amounts as listed in Exhibit A hereto.

○	The Basic Rental Fees were increased upon the execution of the addenda pursuant to which the Company leased additional space. The details of such increases are set forth on Exhibit A hereto.

○	The monthly rental fees for the parking spaces are detailed in Exhibit A hereto.

○	VAT and Consumer Price Index – All rental fees are plus VAT and are linked to the Israeli Consumer Price Index.

●	Improvements:

○	According to the First and Second Addendums, the space leased thereunder is leased in an “AS-IS” condition. The Company carried out improvements on such spaces at its own expense.

○

According to the Seventh Addendum, the Landlord agreed to participate in certain costs of improvement of common areas.

According to the Ninth Addendum, the space leased thereunder is leased in an “AS-IS” condition.

●	Guarantees:

○	All the Guarantees that were provided by the Company are detailed in Exhibit A.

●	Dispute Resolution:

The parties agree that any competent court in Tel Aviv is chosen by them as exclusive jurisdiction in any matter relating to the Lease Agreement.

●	Other Terms under the Lease Agreement:

○	The Company shall bear all fees, municipal or local taxes, utility payments etc., associated with the management of the company’s business during the term of the Original Lease Period.

○	The Landlord shall bear all fees, municipal or local taxes, utility payments etc., which are levied on the Landlord by law.

○	Each party has agreed to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company relating to its use of the Premises.

	Space that has been leased in square meters (gross)	Space that has been leased in square feet	Rental fees for the leased space.	Parking space that has been leased	Rental fees regarding parking space	Guarantees*	Comments
Original Lease Agreement December 17, 2007	1,300	14,000	Included in Sixth Addendum Below		Included in Sixth Addendum Below	Included in Sixth Addendum Below
First Parking Space Addendum	-	-
Second Parking Space Addendum	-	-
First Addendum March 8, 2012	463	5,000	Included in Sixth Addendum Below		Included in Sixth Addendum Below	Included in Sixth Addendum Below
Third Parking Space Addendum”	-	-	Included in Sixth Addendum Below		Included in Sixth Addendum Below
Second Addendum December 19, 2012	414	4,400	Included in Sixth Addendum Below		Included in Sixth Addendum Below	Included in Sixth Addendum Below
Third Addendum May 20, 2013	169 + 205	4,000	Included in Sixth Addendum Below		Included in Sixth Addendum Below	Included in Sixth Addendum Below
Fourth Addendum January 12, 2014	85	900	Included in Sixth Addendum Below		Included in Sixth Addendum Below	Included in Sixth Addendum Below
Fifth Addendum January 12, 2014	745	8,000	Included in Sixth Addendum Below			Included in Sixth Addendum Below

	Space that has been leased in square meters (gross)	Space that has been leased in square feet	Rental fees for the leased space.	Parking space that has been leased	Rental fees regarding parking space	Guarantees*	Comments
Sixth Addendum December 27, 2015	-	-

Extension of term of Lease - with rental fees as follows:

● NIS 153,762 from the date of the addendum until 30.11.18

● NIS 157,423 from 1.12.18 until the end of the current period

● NIS 165,294 from 1.1.21 until 31.12.25

				Total 145 parking spaces	Current Rate: NIS 140 per month for covered parking space NIS 350 per month for reserved parking space NIS 185 per month for uncovered parking space	Aggregate bank guarantee of NIS 832,699 and promissory note of NIS 3,330,279
Seventh Addendum December 12, 2015	2,918	31,409	NIS 105,048 during the current period and NIS 110,300 during the option period		NIS 350 per month per parking space (if Kornit uses parking spaces currently rented out)	(i) bank guarantee in the amount of NIS 546.933 and (ii) two promissory notes in the amount of NIS 2,187,730 each
Eight Addendum October 17, 2017	7,698	For September 2017 – NIS 408,467
For 3,339 square meters: October 2017 – December 31, 2020 –– NIS 36 per square meter; January 1, 2021- December 31, 2025 – NIS 37.8 for square meter.
For 4,266 square meters: October 1, 2017 – November 30, 2018 – NIS 42 for square meter; December 1, 2018 – December 31, 2020 - NIS 43 for square meter; January 1, 2021 – December 31, 2025 – NIS 45.15 for square meter.
The rent fees are linked to the CPI of October 2015 and exclude VAT.	Total 169 parking spaces	6 parking spaces – NIS 140 per space;
20 parking spaces – NIS 350 per space;
90 parking spaces – NIS 185 per space;
35 parking spaces – NIS 185 per space;
10 parking spaces – without consideration
All fees are linked to the October or August 2015 CPI and exclude VAT.

	Space that has been leased in square meters (gross)	Space that has been leased in square feet	Rental fees for the leased space.	Parking space that has been leased	Rental fees regarding parking space	Guarantees*	Comments
Ninth Addendum February 21, 2018	25.2		February 25, 2018 – December 31, 2020 – NIS 36 per square meter. January 1, 2021 – December 31, 2025 – NIS 37.8 per square meter. Additional management fees – NIS 13 per square meter.
Tenth Addendum April 23, 2018							Correcting a typographical error in the Ninth Addendum with respect to the term of the option.
Eleventh Addendum January 3, 2019	0	0	NA	15	15 parking spaces - NIS 350 per space. All fees are linked to the November 2018 CPI and exclude VAT.

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